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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

        STUDENT ADVANTAGE IN DISCUSSIONS TO BE ACQUIRED BY CEO-LED GROUP;
                    SECURES ADDITIONAL LOAN OF $3.5 MILLION

BOSTON, SEPTEMBER 30, 2002 - Student Advantage, Inc. (Nasdaq: STAD), a leading integrated media and commerce company focused on the higher education market, today announced that a Special Committee of its Board of Directors, formed to consider strategic alternatives, is in discussions with a group of stockholders led by Raymond V. Sozzi Jr., Student Advantage's chief executive officer, and Atlas Capital regarding their proposal to acquire the company at a price between $1.50 and $1.75 per share. The proposal is subject to, among other things, the receipt of sufficient financing and the negotiation of a definitive agreement. Luminary Capital LLC is serving as the Special Committee's financial advisor.

The company also announced that the group led by Sozzi had provided a secured loan to the company of $3.5 million, which bears interest at a rate of 8 percent and otherwise has the same terms as the company's loan agreement with Reservoir Capital. The company further announced that it had amended its loan agreement with Reservoir Capital. Under the amended agreement, Reservoir Capital has agreed, absent future defaults, not to demand payment prior to July 1, 2003 for amounts due under its loan agreement. In addition, the company and Reservoir have also agreed to certain other modifications to the loan agreement, including that the company has the right to retire the indebtedness to Reservoir Capital before January 31, 2003 for a payment of $11.5 million. If the company makes payments of at least $6.0 million but less than $11.5 million before January 31, 2003, the remaining total indebtedness to Reservoir Capital would be reduced to the difference between $11.5 million and the amounts paid as of such date, plus interest.

The company also announced it has received notice from Nasdaq that, for 30 consecutive trading days, the company's common stock has not maintained a minimum market value of publicly held shares of $5.0 million or a minimum closing bid price of $1.00 per share that in each case is required for continued inclusion on the Nasdaq National Market. The company was given until December 3, 2002 and December 19, 2002, respectively, to regain compliance.

ABOUT STUDENT ADVANTAGE
Student Advantage, Inc. (Nasdaq: STAD) is a leading integrated media and commerce company focused on the higher education market. Student Advantage works with more than 1,000 colleges, universities and campus organizations, and more than 15,000 merchant locations to develop products and services that enable students to make purchases less expensively and more conveniently on

                                     -MORE-

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PAGE 2/STUDENT ADVANTAGE

and around campus. Our university and business relationships allow us to sell campus-specific consumer products and licensed collegiate sports memorabilia directly to parents, students and alumni. We reach our consumer base offline through the Student Advantage Membership and Campus Services and online through our highly-trafficked Web sites studentadvantage.com, CollegeClub.com and CollegeSports.com, the hub site for our Official College Sports Network.

This announcement may contain forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by Student Advantage. Investors are directed to consider the risks associated with the failure of the company to reach agreement with third parties for the acquisition of the business, the failure of the company to obtain the requisite stockholder approval, doing business with colleges and universities, the uncertain nature of the regulatory structure of the SA Cash offerings, the Company's need to raise additional capital, the seasonality of the Company's revenues, the cyclical nature of the Company's business, economic and other conditions in the Company's markets, the competitive environment, the failure to achieve the anticipated benefits of acquisitions and strategic partnerships for any reason, the Company's progress to profitability and uncertainties and other risks discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Factors that May Affect Future Results" set forth in Student Advantage's Quarterly Report on Form 10-Q for the quarter ending June 30, 2002. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                      # # #

Contacts:    Public Relations                   Investor Relations
             James Dorsey                       Angela Blackman
             617.880.7718                       617.912.2071
             jdorsey@studentadvantage.com       angela@studentadvantage.com
             ----------------------------       ---------------------------

             Heidi Van Vliet
             617.912.2031
             hvliet@studentadvantage.com
             ---------------------------